Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Forms S-8 Nos. 333-110479, 333-112587, 333-114546, 333-121234, 333-143004 and 333-144820 and Form S-3 Nos. 333-119795, 333-131085, 333-153596, 333-159715 and 333-164792 of ADA-ES, Inc. and Subsidiaries of our report dated March 29, 2010 relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of ADA-ES, Inc. and Subsidiaries as of and for the year ended December 31, 2009.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado

March 29, 2010